Exhibit 4.44

EXECUTION VERSION

THIRD AMENDMENT TO THE

SPECTRA ENERGY RETIREMENT SAVINGS PLAN

WHEREAS, Spectra Energy Corp (the “Company”) maintains the Spectra Energy Retirement Savings Plan (the “Plan”) for the benefit of its eligible employees; and

WHEREAS, pursuant to Section 12.01 of the Plan, the Company, by action of the Board of Directors, or its delegate, has reserved the right to amend the Plan at any time; and

WHEREAS, the Company has determined that the Plan should be amended (i) to clarify that an employee, who is an inactive status, will not be eligible to make contributions to the Plan, and (ii) to revise the provisions regarding required minimum distributions.

NOW, THEREFORE, the Company hereby amends the Plan, effective as of January 1, 2017 (the “Effective Date”), as follows:

Amendments relating to the contributions of participants on long-term disability:

A new Section 3.01(h) is added to the Plan, to read as follows:

(h)	Any individual who is identified in an “inactive” status on the Employer’s payroll system. If such individual is in an “inactive” status due to Disability, and the effective date of the individual’s disability for purposes of benefits under a disability benefit plan sponsored by the Company and/or an Affiliated Sponsor is implemented retroactive to the date on which the determination is made that the individual is eligible for disability benefits under such plan, the date as of which such individual will be considered to be in an “inactive” status is the date on which the determination is made rather than such retroactive effective date.

Amendments relating to required minimum distributions:

1.        Section 7.04(c) of the Plan is hereby amended in its entirety to read as follows:

(c)	Forms of Distribution. The entire interest of each Participant in the Plan will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date described in subsection (b) above. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with Sections 7.04(e) and 7.04(f). If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9).

2.        Section 7.04(d) of the Plan is hereby amended in its entirety to read as follows:

(d)	Death of Participant Before Distributions Begin. If the Participant dies before distribution of the Participant’s interest has begun in accordance with subsection (b) above, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(1)	If the Participant’s Spouse is the Participant’s sole Designated Beneficiary, then distributions to the Spouse shall begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1⁄2, if later.

(2)	If the Participant’s Spouse is not the Participant’s sole Designated Beneficiary, then distributions to the Designated Beneficiary shall begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(3)	If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest shall be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(4)	If the Participant’s Spouse is the Participant’s sole Designated Beneficiary and the Spouse dies after the Participant but before distributions to the Spouse begin, this subsection (d), other than paragraph (1), shall apply as if the Spouse were the Participant.

For purposes of this subsection (d) and Section 7.04(f), unless paragraph (d)(4) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If paragraph (d)(4)) applies, distributions are considered to begin on the date distributions are required to begin to the Spouse under Subsection (d). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s Spouse before the date distributions are required to begin to the surviving spouse under Paragraph (d)(1)), the date distributions are considered to begin is the date distributions actually commence.

3.        Section 7.04(e) of the Plan is renumbered to be Section 7.04(h).

4.        A new Section 7.04(e) is added to the Plan, to read as follows:

(e)	Required Minimum Distributions During Participant’s Lifetime.

(1)	Amount of Required Minimum Distribution for each Distribution Calendar Year. During a Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:

(i)	the quotient obtained by dividing the Participant’s vested Account balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or

(ii)	if the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s Spouse, and such spouse is more than 10 years younger than the Participant, the quotient obtained by dividing the Participant’s vested Account balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the Distribution Calendar Year.

(2)	Lifetime Required Minimum Distributions Continue through Year of Participant’s Death. Required minimum distributions will be determined under this Section 7.04(e) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.

5.        A new Section 7.04(f) is added to the Plan, to read as follows:

(f)	Required Minimum Distributions After Participant’s Death.

(1)	Death On or After Date Distributions Begin.

(i)	Participant Survived by Beneficiary. If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s vested Account balance by the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s Beneficiary, determined as follows:

(A)	The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(B)	If the Participant’s Spouse is the Participant’s sole Designated Beneficiary, the remaining Life Expectancy of the Spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the Spouse’s age as of the Spouse’s birthday in that year. For Distribution Calendar Years after the year of the Spouse’s death, the remaining Life Expectancy of the Spouse is calculated using the age of the Spouse as of the Spouse’s birthday in the calendar year of the Spouse’s death, reduced by one for each subsequent calendar year.

(C)	If the Participant’s Spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the Designated Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(ii)	No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s vested Account balance by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2)	Death Before Date Distributions Begin.

(i)	Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s vested Account balance by the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as provided in Section 7.04(f)(1).

(ii)	No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iii)	Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s Spouse is the Participant’s sole Designated Beneficiary and the Spouse dies before distributions are required to begin to the surviving spouse under Section7.04(d)(1), this Section 7.04(f) will apply as if the Spouse were the Participant.

6.        A new Section 7.04(g) is added to the Plan, to read as follows:

(g)	Definitions.

(1)	Designated Beneficiary. The individual who is designated as the Beneficiary under Section 2.09 and is the designated beneficiary under Code Section 401(a)(9) and the regulations thereunder.

(2)	Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section 7.04(d). The Required Minimum Distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(3)	Life Expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

(4)

Participant’s Account Balance. For purposes of this Section 7.04, the Participant’s Account balance means the Participant’s Account balance as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or Forfeitures allocated to the Account balance as of dates in the valuation calendar year after the Valuation Date and decreased by distributions made in the valuation calendar year after the Valuation Date. The Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.

As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, this Third Amendment is hereby approved, adopted and executed by a duly authorized delegate of Spectra Energy Corp, to be effective as of the Effective Date.

SPECTRA ENERGY CORP

By:	/s/ James D. Haynes

Name:	James D. Haynes

Title:	Vice President, Human Resources, U.S.

Date:	February 23, 2017